Exhibit 10.16a

IPSCO 2006 EQUITY SHARE GRANT – SENIOR OFFICERS

Employee	Position	Restricted Share Awards	Performance Unit Awards
David Sutherland	President and CEO	11,200	11,200
John Tulloch	Exec. VP Steel and CCO	4,800	4,800
Vicki Avril	Sr. VP and CFO	4,000	4,000
David Britten	VP Corporate Development	2,944	2,944
Peter MacPhail	VP Primary Ops. (CAN)		5,120